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                                                                      EXHIBIT 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT OF COMPUTATIONS OF PER-SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        CALCULATION OF EARNINGS PER SHARE

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

                                                             FOR THE FIRST FISCAL
                                                               QUARTER ENDED

                                                         MAY 5,            APRIL 29,
                                                           2001              2000
                                                           -----             ----

Net income (loss)..................................     $  (7,733)        $ (2,881)

Weighted average shares............................         5,003             4,896
   Dilutive options................................            64                 7
                                                        ---------         ---------
Total shares for EPS purposes......................         5,067             4,903
                                                        ---------         ---------

Earnings (loss) per share - Basic..................     $   (1.55)        $  (0.59)
Earnings (loss) per share - Diluted................     $   (1.55)        $  (0.59)
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